THE WALLACE LAW GROUP, P.L.
ATTORNEYS AND COUNSELORS AT LAW
2240 W. WOOLBRIGHT ROAD #403
BOYNTON BEACH FLORIDA 33426

Mayflower Investment Group, Inc.
429 Plumb Lane Reno,
Nevada
89509

February 17, 2017

To the Chief Executive Officer and Chief Financial Officer:

We are acting as counsel to Mayflower Investment Group, Inc. (the "Company") with respect to the preparation and filing of a Post Effective Amendment ("POS") to an offering statement on Form 1-A, as amended for time to time ("Offering Statement"). The POS is an amendment to the Offering Statement which covers the contemplated sale of up to 5,000,000 shares of the Company's Common Stock at $0.10 per share for a total projected sale of $500,000.00 (the "Common Stock").

In connection with the opinion contained herein, we have examined the POS, Offering Circular, the Company's Articles of Incorporation, the Company's Amendment to the Articles of Incorporation, the Company's bylaws, the minutes of meetings of the Company's board of directors, if any, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we opine that the Common Stock being sold pursuant to the POS and the Offering Statement will be duly authorized and will be, when issued in the manner described in the POS and the Offering Statement, legally and validly issued, fully paid and non-assessable. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the POS or the Offering Statement or any portion thereof. This opinion is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. We have assumed no obligation to advise you beyond the opinions specifically expressed herein.

The opinions expressed herein are as of this date, and we assume no obligation to update or supplement our opinions to reflect any subsequent facts or circumstances which may come to our attention or any changes in law which may occur.

This opinion is furnished to you by us as counsel and is rendered solely in connection with the transaction to which this opinion relates. Without our prior written consent, this opinion letter may not be quoted in whole or in part or otherwise referred to in any document or report and may not be furnished to any other person or entity. We further consent to the use of this opinion as an exhibit to the POS.

Very truly yours,

THE WALLACE LAW GROUP, PL

/s/ The Wallace Law Group, PL